Registration No. 33-120956

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDIALINK WORLDWIDE INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	52-1481284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

C/O The NewsMarket, Inc. 6 East 32nd Street, 6th Floor New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Medialink Worldwide Incorporated Amended and Restated Stock Option Plan
Medialink Worldwide Incorporated 1996 Directors Stock Option Plan
(Full title of the plan)

 James K. Lonergan
Chief Executive Officer
C/O The NewsMarket, Inc.
6 East 32nd Street, 6th Floor
New York, New York 10016
(Name and address of agent for service)
 (212) 497-9022
(Telephone number, including area code, of agent for service)
Copies to:
Michael E Storck, Esq.
LippesMathiasWexlerFriedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203
(716) 853-5100

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

RECENT EVENTS - DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3, Registration No. 33-120956 (the “Registration Statement”), filed by Medialink Worldwide Incorporated, a Delaware corporation (the “Registrant”), for the registration of common stock to be offered for sale by the selling stockholders listed in the Registration Statement, which could have become issuable upon conversion of the aggregate $5,000,000 of the Registrant’s Variable Rate Convertible Debentures due June 30, 2010 (“Debentures”), or the exercise of the related warrants (“Warrants”).

On September 25, 2009, the stockholders of the Registrant approved the merger (the “Merger”) contemplated by the previously reported Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 1, 2009, by and among the Registrant, The NewsMarket, Inc., a Delaware corporation (“NewsMarket”), and TNM Group Incorporated, a Delaware corporation and wholly owned subsidiary of NewsMarket (“Merger Sub”).  On September 29, 2009 NewsMarket announced that the Merger was consummated in accordance with the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant with the Registrant surviving the Merger as a wholly-owned subsidiary of NewsMarket.  In connection with the Merger, each share of the common stock of the Registrant (including each share of the Registrant’s restricted common stock) that was issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of common stock held by the Registrant, NewsMarket or Merger Sub or any of their respective subsidiaries and (ii) dissenting shares) was cancelled and automatically converted into the right to receive an amount in cash equal to $.20, without interest, less any required withholding taxes.

On June 30, 2009 the Registrant repurchased the Debentures from the Debenture holders and amended certain terms of the Warrants. Subsequently the Registrant entered into an agreement and general release with the former holders of the Debentures releasing any claims that were made or could be made against the Registrant, NewsMarket and Merger Sub, and paid $10,000 in the aggregate to repurchase the Warrants.   Consequently, no Debentures, Warrants or common stock issuable upon conversion of the Debentures or exercise of the Warrants remain issued or outstanding.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration any common stock registered but unsold under the Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of October, 2009.

MEDIALINK WORLDWIDE INCORPORATED

By:	/s/ James K. Lonergan

Name:	James K. Lonergan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES K. LONERGAN	Chief Executive Officer (Principal Executive Officer) and Director	October 6, 2009
James K. Lonergan

/S/ NICK ABRAMOVICH	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 6, 2009
Nick Abramovich